UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
July 19, 2019

On Deck Capital, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36779	42-1709682
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)
1400 Broadway, 25th Floor
New York, New York 10018
(Address of principal executive offices, including ZIP code)
(888) 269-4246
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.005 per share	ONDK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b– 2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.
Revolving Debt Facility
On July 19, 2019, On Deck Capital, Inc. (the “Company”) entered into a joinder agreement (“Joinder Agreement”) to the Credit Agreement (the “Credit Agreement”), dated as of January 28, 2019, among the Company, as borrower, SunTrust Bank, Silicon Valley Bank, [MB Financial Bank, N.A.] and Congressional Bank, as Lenders, and Sun Trust Bank, as Administrative Agent and Collateral Agent. Under the Joinder Agreement, Regions Bank became a new lender under the Credit Agreement and the commitment amount increased by $20 million. The Credit Agreement allows the Company to obtain funding for working capital and other general corporate purposes. Under the Credit Agreement, the Company can voluntarily repay and re-borrow principal amounts up to the aggregate commitment amount shown in the following table, subject to customary borrowing conditions including a borrowing base.
The following table summarizes certain key terms of the Credit Agreement:

Aggregate Commitment Amount	$105.0 million
Interest Rate	1 Month LIBOR + 3.0%
Maturity Date	January 28, 2021

The obligations under the Credit Agreement are secured on a senior secured basis by collateral, subject to exceptions and limitations, including: (i) first priority security interests in substantially all tangible and intangible personal property of the Company and certain domestic subsidiaries of the Company that are guarantors, and (ii) a perfected first priority pledge of the equity interests and any debt instruments held by the Company and the guarantors.

The Credit Agreement contains customary covenants, including limitations to the Company’s ability to incur liens and additional indebtedness, make restricted payments, sell assets, make investments, engage in transactions with affiliates, engage in certain fundamental changes, and change the nature of its business. The covenants are subject to limitations and exceptions. Other requirements under the Credit Agreement include, among other things, change of control events, financial or portfolio performance, insolvency-related events, the failure of the Company to cure a borrowing base deficiency, failure to make required payments, and other events. The failure to comply with such requirements may result in default, the accelerated repayment (immediate or over time) of amounts owed under the Credit Agreement, an increase in the interest rate payable on the loans and/or termination of the Credit Agreement.

This description of the Credit Agreement does not claim to be complete and is qualified in its entirety by reference to the Credit Agreement and the Joinder Agreement, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2019.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 25, 2019	On Deck Capital, Inc.

/s/ Kenneth A. Brause
Kenneth A. Brause Chief Financial Officer